News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2013 RESULTS

Philadelphia, PA - October 16, 2013. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2013.

Third Quarter Highlights

•	Income per diluted share $0.81; Before Certain Items $1.13, a 13% increase

•	$300 million in YTD share repurchases

•	Q3 global beverage can volumes up 6%

Net sales in the third quarter grew to $2,389 million over the $2,302 million in the third quarter of 2012, primarily due to increased global beverage can volumes and $26 million from the impact of foreign currency translation, partially offset by the pass-through of lower raw material costs.

Third quarter gross profit improved to $394 million over the $369 million in the 2012 third quarter, primarily due to increased beverage can volumes, lower depreciation expense and $5 million of favorable foreign currency translation.

Selling and administrative expense increased to $95 million in the third quarter over the $92 million in the prior year third quarter, including $2 million of increase due to foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) rose to $299 million in the third quarter over the $277 million in the third quarter of 2012, including $3 million of improvement due to foreign currency translation.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Sales, segment income and earnings per share all increased over 2012 levels. Crown’s global beverage can sales continued to increase well ahead of global market growth because of our strong presence in the world’s leading growth markets. Our new beverage can plants and capacity in Turkey, Brazil, China and Southeast Asia increased sales significantly over third quarter 2012.

“Our food, aerosol and specialty businesses performed well relative to the industry, however demand for food cans in Europe was below expectation principally due to end user cyclical demand weakness. As the European economies recover from recession, we expect food can demand to rebound.

“Looking ahead, we are confident that Crown’s uniquely balanced product portfolio and geographic presence of high quality metal packaging provides a strong foundation for future unit volume, free cash flow and profit growth.”

Interest expense in the third quarter was $58 million compared to $57 million in the third quarter of 2012 primarily due to higher average debt outstanding.

In the third quarter of 2013, the Company recorded restructuring charges of $33 million ($28 million, net of tax, or $0.20 per diluted share) primarily in connection with an initiative to reduce headcount across its European operations. The Company also recorded tax charges of $18 million ($0.13 per diluted share) related to new tax legislation enacted during the quarter.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the third quarter was $113 million compared to $325 million in the third quarter last year. Income per diluted share was $0.81 in the third quarter compared to $2.20 in the third quarter of 2012. Net income per diluted share before certain items increased to $1.13 over the $1.00 in the third quarter of 2012.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

During the third quarter, the Company repurchased 2.5 million shares of its outstanding common stock for $106 million through open market purchases and has now purchased 6.9 million shares for $300 million in the first nine months of 2013.

Nine Month Results
Net sales for the first nine months of 2013 grew to $6,585 million over the $6,433 million in the first nine months of 2012, reflecting increased global beverage can volumes and $39 million from foreign currency translation, partially offset by the pass-through of lower raw material costs.

Gross profit for the nine month period rose to $1,068 million over the $996 million in the first nine months of 2012. The increase in gross profit primarily reflects increased beverage can sales, lower depreciation expense and $8 million of favorable foreign currency translation.

Selling and administrative expense for the nine month period was $301 million compared to $288 million for the same 2012 period and included a 2013 second quarter charge of $11 million to record a reserve against a portion of the outstanding receivable balance due from a European food can customer.

Segment income in the first nine months of 2013 grew to $767 million over the $708 million in the first nine months of 2012, including $5 million of improvement due to foreign currency translation.

Interest expense for the first nine months of 2013 was $179 million compared to $170 million in the same period of 2012, reflecting higher average debt outstanding.

Net income attributable to Crown Holdings for the first nine months of 2013 was $287 million compared to $528 million in the first nine months of 2012. Income per diluted share for the first nine months of 2013 was $2.02 compared to $3.53 in the first nine months of last year. Net income per diluted share before certain items increased to $2.58 over the $2.30 in 2012.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income per diluted share before certain items does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income per diluted share before certain items can be used to evaluate the Company’s operations. Segment income,

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

free cash flow, net income before certain items and income per diluted share before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income per diluted share before certain items can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 17, 2013 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (212) 519-0813 or toll-free (888) 994-8798 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 24. The telephone numbers for the replay are (203) 369-0593 or toll free (866) 403-8762.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to increase global beverage can sales in excess of global market growth, continue to increase sales in Turkey, Brazil, China and Southeast Asia, grow future unit volumes, free cash flow and profit, and whether demand for food cans in Europe will increase as the European economies recover from recession that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2012 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President Investor Relations, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$2,389	$2,302	$6,585	$6,433
Cost of products sold	1,961	1,887	5,419	5,304
Depreciation and amortization	34	46	98	133
Gross profit (1)	394	369	1,068	996
Selling and administrative expense	95	92	301	288
Provision for restructuring	33	7	41	10
Asset impairments and sales	(2)	(14)	(2)	(24)
Loss from early extinguishment of debt	—	—	38	—
Interest expense	58	57	179	170
Interest income	(1)	(2)	(4)	(5)
Foreign exchange	(2)	(2)	—	(4)
Income before income taxes	213	231	515	561
Provision for/(benefit from) income taxes	73	(111)	152	(28)
Equity earnings/(loss)	(1)	2	(2)	2
Net income	139	344	361	591
Net income attributable to noncontrolling interests	(26)	(19)	(74)	(63)
Net income attributable to Crown Holdings	$113	$325	$287	$528
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.82	$2.23	$2.04	$3.59
Diluted	$0.81	$2.20	$2.02	$3.53

Weighted average common shares outstanding:
Basic	137,821,990	145,473,722	140,484,130	147,084,204
Diluted	139,154,205	147,808,232	141,873,439	149,439,269
Actual common shares outstanding	138,047,748	144,056,850	138,047,748	144,056,050

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and nine months ended September 30, 2013 and 2012 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Gross profit	$394	$369	$1,068	$996
Selling and administrative expense	95	92	301	288
Segment income	$299	$277	$767	$708

Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales	2013	2012	2013	2012

Americas Beverage	$583	$574	$1,717	$1,701
North America Food	249	259	652	672
European Beverage	481	451	1,344	1,285
European Food	543	547	1,349	1,383
Asia Pacific	300	246	877	720
Total reportable segments	2,156	2,077	5,939	5,761
Non-reportable segments	233	225	646	672
Total net sales	$2,389	$2,302	$6,585	$6,433

Segment Income

Americas Beverage	$83	$82	$244	$229
North America Food	44	44	116	117
European Beverage	82	68	211	174
European Food	63	64	134	151
Asia Pacific	32	36	100	102
Total reportable segments	304	294	805	773
Non-reportable segments	31	32	84	84
Corporate and other unallocated items	(36)	(49)	(122)	(149)
Total segment income	$299	$277	$767	$708

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income attributable to Crown Holdings, as reported	$113	$325	$287	$528
Items, net of tax:
Provision for restructuring (1)	28	5	35	7
Asset impairments and sales (2)	(2)	(13)	(2)	(23)
Loss from early extinguishment of debt (3)	—	—	28	—
Income taxes (4)	18	(169)	18	(169)
Net income before the above items	$157	$148	$366	$343

Income per diluted common share as reported	$0.81	$2.20	$2.02	$3.53
Income per diluted common share before the above items	$1.13	$1.00	$2.58	$2.30

Effective tax rate as reported	34.3%	(48.1)%	29.5%	(5.0)%
Effective tax rate before the above items	24.6%	25.4%	25.3%	25.8%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1) In the third quarter of 2013, the Company recorded restructuring charges of $33 million ($28 million, net of tax, or $0.20 per diluted share) primarily in connection with an initiative to reduce headcount across its European operations. For the first nine months of 2013, the Company recorded restructuring charges of $41 million ($35 million, net of tax, or $0.24 per diluted share). In the third quarter and first nine months of 2012, the Company recorded restructuring charges of $7 million ($5 million, net of tax and noncontrolling interests, or $0.03 per diluted share) and $10 million ($7 million, net of tax and noncontrolling interests, or $0.05 per diluted share) for actions in the Americas and Europe.

(2)
In the third quarter of 2013, the Company recorded gains on asset sales of $2 million ($2 million, net of tax, or $0.01 per diluted share). In the third quarter and first nine months of 2012, the Company recorded gains on asset sales of $14 million ($13 million, net of tax, or $0.09 per diluted share) and $24 million ($23 million, net of tax, or $0.15 per diluted share) primarily related to insurance proceeds received for property damage incurred in the 2011 flooding in Thailand.

(3)
In the first quarter of 2013, the Company recorded a charge of $38 million ($28 million, net of tax, or $0.20 per diluted share) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $400 million senior secured notes due 2017 and repayment of $500 million of indebtedness under its senior secured term loan facilities.

(4)
In the third quarter of 2013, the Company recorded tax charges of $18 million ($0.13 per diluted share) to reduce the value of its deferred tax assets due to a recently enacted reduction in U.K. corporate income tax rates, and to recognize the impact of a new tax law in Greece that eliminates a company’s ability to maintain tax free reserves. In the third quarter of 2012, the Company recorded a net income tax benefit of $169 million ($1.14 per diluted share for the quarter, $1.13 for the nine months) primarily related to the recognition of U.S. foreign tax credits.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2013	2012
Assets
Current assets
Cash and cash equivalents	$236	$240
Receivables, net	1,477	1,397
Inventories	1,331	1,207
Prepaid expenses and other current assets	218	209
Total current assets	3,262	3,053

Goodwill	2,010	1,976
Property, plant and equipment, net	2,087	1,845
Other non-current assets	685	736
Total	$8,044	$7,610

Liabilities and equity
Current liabilities
Short-term debt	$363	$297
Current maturities of long-term debt	172	104
Accounts payable and accrued liabilities	2,175	1,975
Total current liabilities	2,710	2,376

Long-term debt, excluding current maturities	3,718	3,596
Other non-current liabilities	1,429	1,411

Noncontrolling interests	281	252
Crown Holdings shareholders' deficit	(94)	(25)
Total equity	187	227
Total	$8,044	$7,610

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Nine Months Ended September 30,	2013	2012

Cash flows from operating activities
Net income	$361	$591
Depreciation and amortization	98	133
Provision for restructuring	41	10
Asset impairments and sales	(2)	(24)
Pension expense	58	73
Pension contributions	(63)	(84)
Stock-based compensation	17	15
Working capital changes and other	(634)	(831)
Net cash used for operating activities (A)	(124)	(117)

Cash flows from investing activities
Capital expenditures	(181)	(214)
Insurance proceeds	8	33
Proceeds from sale of assets	16	3
Other	(21)	(27)
Net cash used for investing activities	(178)	(205)

Cash flows from financing activities
Net change in debt	549	474
Common stock repurchased	(300)	(207)
Dividends paid to noncontrolling interests	(65)	(50)
Other, net	3	1
Net cash provided by financing activities	187	218

Effect of exchange rate changes on cash and cash equivalents	1	2

Net change in cash and cash equivalents	(114)	(102)
Cash and cash equivalents at January 1	350	342

Cash and cash equivalents at September 30	$236	$240

(A)	Free cash flow is defined by the Company as net cash provided by/used for operating activities less capital expenditures.
A reconciliation from net cash provided by/used for operating activities to free cash flow for the three and nine months ended
September 30, 2013 and 2012 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net cash provided by/(used for) operating activities	$127	$99	$(124)	$(117)
Premiums paid to retire debt early	—	—	23	—
Adjusted net cash provided by/(used for) operating activities	127	99	(101)	(117)
Capital expenditures	(57)	(75)	(181)	(214)
Insurance proceeds from Thailand flooding	—	10	8	33
Free cash flow	$70	$34	$(274)	$(298)